Pricing supplement no. 2                             Filing under Rule 424(b)(3)
dated  February 21, 2003                             Registration No. 333-100326

(To prospectus dated January 15, 2003)

                                  $150,000,000
                          NORTHWEST NATURAL GAS COMPANY
                       SECURED MEDIUM-TERM NOTES, SERIES B
                       (A SERIES OF FIRST MORTGAGE BONDS)
                                       AND
                      UNSECURED MEDIUM-TERM NOTES, SERIES B
               Due from Nine Months to 30 Years from Date of Issue


CUSIP No.: 66765R BR 6                               Stated interest rate (%): 5.66%

Secured  X  Unsecured                                Maturity date: February 25, 2033
        ---           ---
Principal amount ($): $10,000,000                    Original issue date: February 25, 2003

Issue price (%): 100.000%                            Interest payment dates: June 1 and December 1,
                                                     commencing June 1, 2003
Selling Agent's commission (%): .750%
                                                     Regular record dates: May 15 and November 15
Proceeds to Company (%): 99.250%
                                                     Redeemable:  Yes  X  No
Repayable at the option of holder: Yes     No  X                      ---    ---
                                       ---    ---       In whole
   Repayment Date: Not Applicable                                ---
                                                        In whole or in part  X
   Repayment Price: Not Applicable                                          ---
                                                     Fixed redemption price: Yes     No  X
   Election Period: Not Applicable                                               ---    ---
                                                        Initial redemption date: Not Applicable
   Other Terms: Not Applicable
                                                        Initial redemption price: Not Applicable
Selling Agent(s):
                                                        Reduction Percentage: Not Applicable
   Merrill Lynch & Co.
                       ---                              Redemption limitation date: Not Applicable
   UBS Warburg LLC
                   ---                               Make-Whole Redemption Price: Yes  X  No
   Banc One Capital Markets, Inc.  X                                                  ---   ---
                                  ---                   Make-Whole Spread: .25%
   U.S. Bancorp Piper Jaffray Inc.
                                   ---


         Agency Transaction     |X|*
                or
         Principal Transaction  |_|*

         Name of Principal(s):  Not Applicable


*If the Agency Transaction box is checked, the notes are being offered directly by Northwest Natural Gas Company through any Agent, acting as agent for Northwest Natural Gas Company. If the Principal Transaction box is checked, however, the notes have been sold to the Agent(s), as principal, for resale to purchasers upon terms described in the prospectus, dated January 15, 2003 and this pricing supplement. If the Principal Transaction box is checked, the notes are being offered by the Agent(s), as principal, at a price to the public set forth above under "Issue price (%)"; the notes were purchased by the Agent(s), as principal, from Northwest Natural Gas Company at the price set forth above under "Proceeds to Company (%)"; and the Agent(s) received a fee equal to the difference, which is set forth above under "Selling Agent's commission (%)" as a percentage of the principal amount of the notes.
                     ______________________________________

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PRICING SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                     ______________________________________